Exhibit 10.4
Form of Amendment to Restricted Stock Award
Oclaro, Inc.
Amendment No. 1 to the Restricted Stock Agreement Dated
Granted Under the Amended and Restated 2004 Stock Incentive Plan
This Amendment No. 1 (the “Amendment”) to the Restricted Stock Agreement dated                      granted under the Amended and Restated 2004 Stock Incentive Plan (the “Agreement”), is entered into between Oclaro, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”) effective as of                     , 2009. All terms not defined herein shall have the meaning set forth in the Agreement.
WHEREAS, the parties entered into the Agreement which provided for the vesting of 25% of the Shares on the first anniversary of the date of grant and for monthly vesting thereafter,
WHEREAS, the parties wish to amend the vesting schedule for the Shares set forth in the Agreement to provide that effective as of the date hereof, there will be no further monthly vesting, that the next vesting date will be August 10, 2009 on which date any Shares that would have vested between the effective date hereof and August 10, 2009 shall vest, that thereafter the Shares will vest in equal three (3) month installments on each November 10, February 10, May 10 and August 10 thereafter to the extent necessary until the total number of Shares has vested, provided that the final vesting date will be the original expiration date set forth in the Agreement,
NOW THEREFOR, the parties agree, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:
I.	Paragraph 2(a) of the Agreement is hereby amended in its entirety and replaced with the following:
2.	Vesting.
A.	The Shares will vest 25% on [insert first anniversary of grant date]. The Shares will then vest in equal installments of 2.083% of the total number of Shares on each month anniversary of the grant date until [insert final monthly vest date before date of this amendment]. The Shares will then vest as to [insert number of shares that would vest between date hereof and August 10, 2009] on August 10, 2009, and thereafter as to 6.25% of the total number on each November 10, February 10, May 10 and August 10 thereafter to the extent necessary until the total number of Shares has vested; provided, however that the final vesting date shall be [insert original expiration date of award] on which date [insert number of Shares that will vest on final vesting date] Shares shall vest. Notwithstanding anything herein to the contrary and except as otherwise specifically provided in the Executive Severance and Retention Agreement, dated ______ between the Company and the Participant or otherwise approved by the Board, if the Participant ceases to be employed for any reason or no reason, with or without cause, prior to a vesting date, then all of the remaining unvested Shares as of such date shall automatically be forfeited to the Company as of the date of termination.
II.	Except as amended hereby, the Agreement shall remain in full force and effect.

III.	This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IV.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OCLARO, INC.
By:
Address: